EXHIBIT 99.1

● Press Release

For immediate release

Company contact: William M. Crawford, Investor Relations Manager, 303-293-9100

Bill Barrett Corporation Announces Bob Howard as New Chief Financial Officer

DENVER – (PR Newswire) – February 22, 2007 – Bill Barrett Corporation (NYSE: BBG) today announced that Bob Howard has been named as Chief Financial Officer and Treasurer, and is expected to start in April.

Robert (“Bob”) W. Howard, 52, is a successful Rockies oil and gas executive with over 25 years experience in finance, accounting, Sarbanes-Oxley compliance, tax, and investor relations. He currently serves as Chief Financial Officer for Quantum Resources, a private oil and gas company headquartered in Denver. Previously, Mr. Howard served from January 2002 through May 2006 in various executive positions at Bill Barrett Corporation including Executive Vice President — Finance and Investor Relations and Treasurer. From August 2001 until December 2001, Mr. Howard served as Vice President — Finance and Administration and a director of AEC Oil & Gas (USA) Inc., an indirect subsidiary of Alberta Energy Company, Ltd., an oil and gas exploration and development company that subsequently was merged into PanCanadian Energy Corporation and then renamed EnCana Corporation. Mr. Howard served in various positions at Barrett Resources Corporation, including as Senior Vice President — Investor Relations and Corporate Development and Senior Vice President Accounting and Finance and Treasurer.

Fred Barrett, Chairman of the Board and Chief Executive Officer, commented, “We are very pleased to bring a well-known veteran like Bob back to the Company as our CFO to complement our strong executive management team. His financial expertise, leadership, and strategic vision will be valuable as we continue our aggressive growth strategy.”

Forward-Looking Statements

This press release is forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, market conditions, oil and gas price volatility, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, the ability to receive drilling and other permits, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, governmental regulations and other factors discussed in the Company’s reports filed with the SEC, including Form 10-K dated December 31, 2005.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.

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